Five Below Appoints Scott Settersten to its Board of Directors

PHILADELPHIA, PA — September 23, 2026 — Five Below, Inc. (NASDAQ: FIVE), the trend-right, extreme-value brand for the kid and the kid in all of us, today announced the appointment of Scott Settersten, former Chief Financial Officer of Ulta Beauty, to its Board of Directors and the Audit Committee of its Board of Directors, effective September 21, 2026. In connection with Mr. Settersten’s appointment, Five Below’s Board increased to ten directors.

“Scott is a highly respected finance leader with a proven track record of scaling a high-growth retail business while maintaining strong financial discipline,” said Mike Devine, Chair of the Five Below Board. “His deep financial and operational expertise will be a valuable addition to our Board, and we look forward to drawing on Scott’s experience as we execute on our significant growth opportunity and drive long-term value for our stakeholders.”

Mr. Settersten served as the Chief Financial Officer of Ulta Beauty from 2012 until his retirement in March 2024, where he oversaw the company’s finance, accounting, tax, treasury, procurement, internal audit, investor relations, loss prevention and real estate teams. Mr. Settersten also spent 15 years with PricewaterhouseCoopers LLP as a certified public accountant in the assurance and risk management practices. In addition, he served as a director and member of the audit committee of Kimball International from July 2020 to June 2023.

“I am honored to join the Five Below Board at such an exciting time in the company's evolution,” said Mr. Settersten. “Five Below is one of the most compelling growth stories in retail with a unique value proposition and target customer,” Mr. Settersten continued. “I look forward to working with the Board and leadership team to build on the company’s momentum and execute its long-term growth strategy to create lasting value for shareholders.”

About Five Below:
Five Below is a leading growth retailer offering trend-right, extreme value, high-quality products loved by the kid and the kid in all of us. We believe life is better when customers are free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5 and some extreme value items priced beyond $5, Five Below makes it easy to say YES! to the newest, coolest stuff across awesome Five Below worlds: Candy, Style, Party, Room, Create, Tech, Sports and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 2,000 stores in 47 states. For more information, please visit www.fivebelow.com or follow @fivebelow on TikTok, Instagram, Facebook, and YouTube.

Investor Contact:
Five Below, Inc.
Christiane Pelz Vice President, Investor Relations
InvestorRelations@fivebelow.com